Exhibit 99.1

Louis D'Ambrosio to Step Down Due to Family Health Matters

Edward S. Lampert, Chairman of the Board, to Serve as Chief Executive Officer
HOFFMAN ESTATES, Ill., Jan. 7, 2013 /PRNewswire/ -- Sears Holdings Corporation (Nasdaq: SHLD) today announced that Louis J. D'Ambrosio will step down as Chief Executive Officer for family health matters at the end of the company's fiscal year on February 2, 2013.  Edward S. Lampert will then assume the role of CEO of Sears Holdings, in addition to his role as Chairman of the Board of Directors.  Mr. D'Ambrosio will remain on the Board until the company's next Annual Meeting of Stockholders to be held in May 2013 and will be available to assist with a smooth transition.
"The Board greatly appreciates Lou's strong leadership in accelerating the transformation of Sears Holdings, and we understand and respect his personal decision to step down," said Mr. Lampert.  "Lou has guided Sears Holdings during a time of rapid industry change to become a more customer and Member-focused company and positioned us to lead in Integrated Retail.  His contributions to our company have been significant, and the entire Sears Holdings family wishes Lou and his family the very best."
Mr. Lampert added, "In light of Lou's decision to step down, the Board feels it is important that there is continuity of leadership during this important period of transformation and improvement at Sears Holdings.  I have agreed to assume these additional responsibilities in order to continue the company's recovery and sustain the momentum we are experiencing, as well as further the development of the management team under the distributed leadership model, which provides our business unit leaders with greater control, authority and autonomy.  Working closely with the Board, management and our dedicated associates, we will remain focused on executing our goals, improving operations and building sustainable long-term value for shareholders.  All of this starts with delivering great experiences to our Members."
Mr. D'Ambrosio said, "It has been a true privilege to serve the customers, Members, shareholders and associates of Sears Holdings.  This was a very difficult decision, but necessary for family considerations.  Sears Holdings is a remarkable company going through an exciting transformation to serve its Members with excellence in Integrated Retail.  I wish both the company and our talented associates much success in completing the transformation of Sears Holdings and look forward to supporting Eddie and the rest of our management team during the transition."
Update on Fourth Quarter
Separately, the company today announced an update for its fourth quarter-to-date performance.  The company currently expects:

•
Adjusted EBITDA for the fourth quarter of between $365 million and $465 million as compared to $351 million last year ($254 million domestically and $97 million in Sears Canada), with domestic Adjusted EBITDA of between $325 million and $395 million;

•	Adjusted EBITDA for the full year of between $560 million and $660 million as compared to $277 million last year ($176 million domestically and $101 million in Sears Canada);

•
Reported net loss attributable to Holdings' shareholders for the quarter ending February 2, 2013 will be between $280 million and $360 million, or between $2.64 and $3.40 loss per diluted share. This includes an estimated non-cash charge of approximately $450 million related to pension settlements from our voluntary offer to term-vested employees and $42 million of pension expense. Adjusted for these items, net income is expected to be between $132 million and $212 million, or between $1.25 and $2.00 per diluted share. The range excludes the potential impact, if any, related to store closings and impairment charges and restructuring activities including severance. In the fourth quarter of the prior year, the Company reported a net loss attributable to Holdings shareholders of $2.4 billion, or $22.63 loss per diluted share which included a non-cash impairment charge of $551 million, a non-cash charge of $1.7 billion relating to a valuation allowance against our deferred tax assets and other adjustments which can be found in our 8-K filed on February 23, 2012. Adjusted for these items, net income was $58 million, or $0.54 per diluted share; and

•
Reported net loss attributable to Holdings' shareholders for the full year ending February 2, 2013 will be between $721 million and $801 million, or between $6.80 and $7.56 loss per diluted share, which includes the estimated fourth quarter non-cash charge of approximately $492 million related to pension settlements and expense, as well as the year-to-date adjustments found in our 10-Q filed on November 16, 2012 and excludes the potential fourth quarter impact, if any, related to store closings and impairment charges and restructuring activities including severance. Adjusted for these items, net loss is expected to be between $123 million and $203 million, or between $1.16 and $1.92 loss per diluted share. For the full year ended January 28, 2012, the Company reported a net loss attributable to Holdings’ shareholders of $3.1 billion, or $29.40 loss per diluted share which included a non-cash impairment charge of $551 million, a non-cash charge of $1.7 billion relating to a valuation allowance against our deferred tax assets and other adjustments which can be found in our 8-K filed on February 23, 2012. Adjusted for these items, net loss was $482 million, or $4.52 loss per diluted share.

"We expect to generate domestic EBITDA improvement for the fourth consecutive quarter, and have reduced net debt by $400 million as of December 29, 2012," said Mr. D'Ambrosio. "We have also made considerable progress on our strategic priorities of transforming the company around Integrated Retail and our ShopYourWay membership program."
The company currently plans to release financial results for its fiscal 2012 fourth quarter and full year on or about February 28, 2013, before the market opens.
Adjusted EBITDA Reconciliation

millions	Range
• expected net loss attributable to Holdings' shareholders	$(280)	$(360)
• plus domestic pension settlements and expense not included in Adjusted EBITDA	492	492
• plus income statement line items not included in EBITDA consisting of noncontrolling interest income, income taxes, interest expense, interest and investment income, other income, depreciation expense and gain on sales of assets through January 6, 2013	153	333
Adjusted EBITDA	$365	$465
Forward-Looking Statements
Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the fourth quarter of fiscal 2012. Forward-looking statements contained in this press release also include statements about various initiatives to reduce expenses, adjust our asset base, generate cash and transform our business model and the impact of such initiatives. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement various initiatives, including reducing expenses, successfully closing stores, improving inventory management and other capabilities; customer acceptance of our more member-centric, integrated retail model; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, the impact of rising fuel prices, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors, vendors' lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets ; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.
About Sears Holdings Corporation
Sears Holdings Corporation is a leading integrated retailer with over 2,600 full-line and specialty retail stores in the United States and Canada and the home of SHOP YOUR WAY, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com.  Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance.  Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands' End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection.   We are the nation's largest provider of home services, with more than 15 million service and installation calls made annually and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2012 ENERGY STAR® "Corporate Commitment Award" for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads.  Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation.  For more information, visit Sears Holdings' website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers
NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371